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Exhibit 15(d)(vi)

                                   SSGA FUNDS

                         SHAREHOLDER SERVICING AGREEMENT

     AGREEMENT dated as of April 10, 2001, by and between SSgA Funds (the "Trust"), a Massachusetts business trust, having its principal place of business at 909 A Street, Tacoma, Washington 98402, and State Street Bank and Trust Company, through its High Net Worth Services division, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Agent"). The Agent wishes to act as the agent of its customers (the "Customers") in performing certain administrative functions in connection with purchases and redemptions of shares of beneficial interest of certain series of the Trust described in Section 1 hereof ("Shares") from time to time upon the order and for the account of Customers, and to provide related services to its Customers in connection with their investments in the Trust. It is in the interest of the Trust to make the services of the Agent available to Customers who are or may become shareholders of the Trust.

          In consideration of the foregoing recitals and the mutual covenants herein contained and intending to be bound by this written Agreement, the Trust and the Agent hereby agree as follows:

          1. APPOINTMENT. The Agent hereby agrees to perform the services set forth below for Customers. Each series of the Trust for which the Agent acts as a servicing agent pursuant to this Agreement is hereinafter referred to as a "Fund." The Agent's appointment hereunder is non-exclusive, and the parties recognize and agree that, from time to time, the Trust may enter into other shareholder servicing agreements, with other financial institutions. As used in this Agreement, "Shares" shall mean: (i) with respect to a Fund whose shares have no class designation, all shares of beneficial interest in that Fund, and
(ii) with respect to a Fund whose shares do have class designations, the Class A shares of that Fund.

          2. SERVICES TO BE PERFORMED. The Agent shall be responsible for performing shareholder account servicing functions, which shall include without limitation:

               (a) assisting in processing Customer purchase and redemption requests;

               (b) answering Customer inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust;
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               (c)  providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Trust;

               (d)  arranging for the wiring of funds;

               (e) transmitting and receiving funds in connection with Customer orders to purchase or redeem Shares;

               (f) providing periodic statements showing a Customer's account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent;

               (g) furnishing (either separately or on an integrated basis with other reports sent to a Customer by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in a Customer's account;

               (h) aggregating and processing Customer purchase and redemption requests for Shares and placing net purchase and redemption orders with the Trust's transfer agent (currently State Street Bank and Trust Company ("SSB"), including any designee of SSB, "Transfer Agent") in the manner described in
Section 4 hereof;

               (i) providing complete subaccounting services and maintaining complete subaccounting records regarding Shares beneficially owned by Customers;

               (j) processing dividend payments including reinvesting or disbursing dividends and other distributions upon direction of the Customer;

               (k) transmitting proxy statements, annual and semi-annual reports, prospectuses and other communications from the Trust to Customers;

               (l) receiving, tabulating and transmitting to the Trust proxies executed by Customers with respect to annual and special meetings of shareholders of the Trust and furnish an annual and special meeting list of Customers when required;

               (m) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal and state authorities; and

               (n) providing such other related services as the Trust or a Customer may reasonably request.

               (o) maintaining and furnishing to the Trust such Customer information as the Trust may reasonably request for the purpose of compliance by the Trust with the applicable tax and securities law of various jurisdictions.
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The Agent shall provide all personnel, facilities and equipment necessary in order for it to perform the functions described in this paragraph with respect to its Customers. The Agent shall exercise reasonable care in performing all such services and shall be liable for any failure to exercise such reasonable care.

          3.   FEES.

               (a) FEES FROM THE TRUST. In consideration for the services described in Section 2 hereof, the Trust shall pay the Agent a fee as described in Attachment A hereon. All fees shall be paid monthly in arrears.

               (b) FEES FROM CUSTOMERS. It is agreed that the Agent may impose certain conditions on Customers, in addition to or different from those imposed by the Trust, such as requiring a minimum initial investment or charging Customers direct fees for the same or similar services as are provided hereunder by the Agent as Agent (which fees may either relate specifically to the Agent's services with respect to the Trust or generally cover services not limited to those with respect to the Trust), such conditions, however, will at all times be consistent with the terms of the Trust's prospectus and statement of additional information. The Agent shall bill Customers directly for such fees. In the event the Agent charges Customers such fees, it shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to Customers both of any direct fees charged to the Customer and of the fees received or to be received by it from the Trust pursuant to Section 3(a) of this Agreement. It is understood, however, that in no event shall the Agent have recourse or access to the account of any shareholder of the Trust except to the extent expressly authorized: (i) by law; (ii) by the Trust; or (iii) by such shareholder for payment of any direct fees referred to in this Section 3(b).

          4.   PURCHASE AND REDEMPTION ORDERS.

               (a) Agent will open with Transfer Agent a minimum of two omnibus accounts per Fund: capital gains and dividend distributions payable with respect to Shares held in one account shall be paid in cash, and capital gains and dividend distributions payable with respect to Shares held in another account shall be paid in additional Shares of the Fund. Transfer Agent shall designate account numbers for each account.

               (b) For each business day on which any Customer places with Agent a purchase or redemption request for Shares of a Fund, Agent shall aggregate all such purchase requests and aggregate all such redemption requests and communicate to Transfer Agent, by facsimile or, where feasible, by direct or indirect systems access, an aggregate purchase request and an aggregate redemption request for each omnibus account. To be effective on the date received, all requests must:

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                (i) be received by Agent from Customers prior to 4:00 p.m.
Eastern time and transmitted to Transfer Agent prior to 9:00 a.m. Eastern time on the next succeeding business day; and

               (ii) in the case of an aggregate purchase request, federal funds in the amount of the purchase request must be wired from the custodial account of the Customers to Transfer Agent prior to 4:00 p.m. Eastern time on the next succeeding business day. Funds should be wired to Transfer Agent at ABA #0110-00028, Attention: SSgA Funds, Mutual Funds Services Division.

For Funds with daily dividends, purchase requests received by Agent: (1) prior to 12:00 noon Eastern time will earn the dividend declared on the date of purchase; and (2) at or after 12:00 noon Eastern time will earn the dividend determined on the next business day, unless otherwise specified in the Fund's prospectus.

               (c) Prior to 6:00 p.m. Eastern time each business day, Agent shall receive from Transfer Agent the net asset value per share of each Share of each Fund for that business day.

               (d) In the case of an aggregate redemption request, federal funds in the amount of the redemption request shall be wired by 4:00 p.m. Eastern time on the next succeeding business day to the Agent at National Financial Services Corporation ("NFSC") ABA #021-000-128, Attention: SSgA Funds, High Net Worth Services. Each party shall bear the cost of any wire transfer that it sends pursuant to this Agreement.

               (e) In the event adjustments are required to correct any error in the computation of the net asset value or public offering price of Fund Shares, the Trust shall notify Agent prior to making any adjustments and describe the need for such adjustments (including the date of the error, the incorrect price and the correct price). In such case, an appropriate adjustment shall be made to the relevant omnibus account(s) and Agent shall make corresponding adjustments to the accounts of its Customers.

               (f) Agent understands that the Trust may cease offering Shares at any time. Further, Agent understands that the Trust is not required to accept requests for redemption of Shares of a Fund under this Section 4 if the Trust has suspended all redemptions with respect to such Fund in accordance with
Section 22(e) of the Investment Company Act of 1940, as amended (the "1940
Act").

               (g) For the purposes of this Agreement, "business day" shall mean:

                (i) with respect to a Fund that maintains a net asset value of $1.00 per share, each day that the Boston Federal Reserve Bank and the New York Stock Exchange are open for business; and

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               (ii) with respect to all other Funds, each day that the New
York Stock Exchange is open for business.

          5.   DIVIDENDS AND CAPITAL GAINS DISTRIBUTIONS.

               (a) As to each Fund, as soon as practicable after the announcement of a distribution, Agent shall be notified of the ex-date, record date, payable date, distribution rate per Share, record date Share balances and cash and reinvestment payment amounts.

               (b) On the payable date, the Trust shall wire the cash distribution from the appropriate Fund to Agent at NFSC, ABA #021-000-128
Attention: SSgA Funds, High Net Worth Services.

               (c) For each Fund that pays daily dividends, the Trust shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts. Such information shall be provided by facsimile to the following number: (617) 946-9423.

               (d) For annual tax reporting purposes, the Trust shall inform Agent of the portion of distributions that include any of the following: foreign source income, tax exempt income by state of origin, or return of capital.

          6.   PREPARATION AND DISTRIBUTION OF WRITTEN MATERIALS.

               (a) The Trust shall provide Agent with sufficient numbers of each Fund's prospectus as requested by Agent and a master copy of each Fund's Statement of Additional Information ("SAI") offering Shares. As soon as practicable following the filing under the Securities Act of 1933, as amended, of an amendment to the Trust's Registration Statement or a definitive Prospectus or SAI of any Fund or a supplement to the Prospectus or SAI of any Fund, the Trust shall provide a master copy of the Prospectus and SAI of each Fund affected by the amendment or a copy of such supplement. Agent shall not be responsible for the preparing or filing with any governmental authority of any Registration Statement, Prospectus, SAI or Supplement for the Trust or any Fund. However, upon reasonable request by the Trust or any of the Trust's service providers, Agent shall timely provide information necessary for the Trust or any of the Trust's service providers to: (i) prepare and file any of the written materials mentioned in this Section 6 or (ii) otherwise comply with applicable law regarding the Trust.

               (b) Agent shall timely provide copies of the following materials to Customers: proxy statements, annual reports and semi-annual reports. At no expense to Agent, the Trust shall provide Agent with as many copies of such materials as Agent may reasonably request. Such materials shall be sent to Agent at the following

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address: State Street Corporation 108 Myrtle Street North Quincy, MA 02171;
Attention: Ana Guevara.

          7. CAPACITY AND AUTHORITY TO ACT. The Agent and its officers, employees and agents are not authorized to make any representations concerning the Trust or the Shares to Customers or prospective Customers, excepting only accurate communication of factual information contained in the then-current Prospectus and SAI offering Shares of the relevant Fund or such other communications as may be expressly authorized by the Trust. In performing its services under this Agreement, the Agent shall act as agent for Customer and shall have no authority to act as agent for the Trust. Upon request by the Trust, the Agent shall provide the Trust with copies of any materials which are generally circulated by the Agent to its Customers or prospective Customers. The Agent and its officers and employees shall be available during normal business hours to consult with the Trust and the Trust's other service providers concerning the performance of the Agent's responsibilities under this Agreement.

          8. USE OF THE TRUST'S NAME. The Agent shall not use the name of the Trust (other than for internal use in connection with performing its duties under this agreement) in a manner not approved by the Trust prior thereto in writing, PROVIDED, HOWEVER, that the approval of the Trust shall not be required for the use of the Trust's name or the name of any Fund in connection with communications permitted by Section 7 hereof or for any use of the Trust's name or the name of any Fund which merely refers accurately to the Agent's role hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority or for material that refers to the Trust solely as part of a listing of services offered by the Agent in a manner consistent with NASD Rule 2210(c)(7); PROVIDED, FURTHER, that in no event shall such approval be unreasonably withheld or delayed.

          9. USE OF THE AGENT'S NAME. The Trust shall not use the name of the Agent in any prospectus, sales literature or other material relating to the Trust in a manner not approved by the Agent prior thereto in writing, provided, HOWEVER, that the approval of the Agent shall not be required for any use of its name which merely refers accurately to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; PROVIDED, FURTHER, that in no event shall such approval be unreasonably withheld or delayed.

          10. SECURITY. The Agent represents and warrants that, to the best of its knowledge, the various procedures and systems which it has implemented (including provision for twenty-four hours a day restricted access) with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. From

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time to time and upon request, Agent shall permit the Trust or its designees to make a reasonable inspection of Agent's security systems and procedures.

          11. COMPLIANCE WITH LAWS; ETC. The Agent shall comply with all applicable federal and state laws and regulations, including securities laws. The Agent represents and warrants to the Trust that the performance of all its obligations hereunder will comply with all applicable laws and regulations, the provisions of its charter documents and by-laws and all material contractual obligations binding upon the Agent. The Agent furthermore undertakes that it will promptly inform the Trust of any change in applicable laws or regulations (or interpretations thereof) or in its charter or by-laws or material contracts which would prevent or impair full performance of any of its obligations hereunder.

          12. REPORTS. To the extent requested by the Trust from time to time, the Agent agrees that it will provide the Trust with a written report of the amounts expended by the Agent pursuant to this Agreement and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Trust and shall supply all information necessary for the Trust to discharge its responsibilities under applicable laws and regulations.

          13.  RECORD KEEPING; REPORTING.

               (a) SECTION 31(a), ETC. The Agent shall maintain records in a form acceptable to the Trust and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission, including, but not limited to, the record-keeping requirements of Section 31(a) of the 1940 Act and the rules thereunder. Such records shall be deemed to be the property of the Trust and will be made available, at the Trust's request, for inspection and use by the Trust representatives of the Trust and governmental authorities. Agent shall permit the Trust and the Trust's other service providers reasonable access to such information when necessary for the Trust or any such person to comply with applicable law. In such case, the Trust shall cause such information to remain confidential and shall not permit such information to be used by any party or disclosed to any additional party except with Agent's written consent or as required by applicable law or judicial process. The Agent agrees that, for so long as it retains any records of the Trust, it will meet all reporting requirements pursuant to the 1940 Act with respect to such records. The record-keeping obligations imposed in this Section 13(a) shall survive the termination of this Agreement.

               (b) REPORTING OF PAYMENTS. From time to time, and upon reasonable notice from the Trust, the Agent shall provide the Trust a written accounting of all payments that the Agent receives under this Agreement.

               (c) TRANSFER OF CUSTOMER DATA. In the event this Agreement is terminated or a successor to the Agent is appointed, the Agent shall, at the expense of the Trust, transfer to such designee as the Trust may direct a certified list of the shareholders (but not beneficial owners other than shareholders) of the Trust services by the Agent

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(with name, address and tax identification or Social Security number), a complete record of the account of each such shareholder and the status thereof, and all other relevant books, records, correspondence and other data established or maintained by the Agent under this Agreement. In the event this Agreement is terminated, the Agent will use its best efforts to cooperate in the orderly transfer of such duties and responsibilities, including assistance in the establishment of books, records and other data by the successor.

          14. FORCE MAJEURE. The Agent shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, Acts of God, insurrection, war, riots or failure of communication or power supply.

          15.  INDEMNITY.

               (a) INDEMNIFICATION OF THE TRUST. The Agent shall indemnify and hold the Trust, its officers and Trustees harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by the Trust and resulting from any Claim brought against the Trust and resulting from (i) the bad faith or negligence of the Agent, its officers, employees or agents, or (ii) any breach of its obligations under this Agreement or applicable law by the Agent, its officers, employees or agents, or (iii) any false or misleading statement contained in any communication by the Agent to any Customer or prospective Customer not prepared by or expressly authorized by the Trust for use of the Agent.

               In any case in which the Agent may be asked to indemnify or hold the Trust harmless, the Agent shall be advised of all pertinent facts concerning the situation in question and the Trust shall use reasonable care to identify and notify the Agent promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Agent. The Agent shall have the option to defend the Trust against any Claim which may be the subject of indemnification hereunder. In the event that the Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Agent and satisfactory to the Trust. The Trust may retain additional counsel at its expense. Except with the prior written consent of the Agent, the Trust shall not confess any Claim or make any compromise in any case in which the Agent will be asked to indemnify the Trust.

               (b) INDEMNIFICATION OF THE AGENT. The Trust shall indemnify and hold the Agent harmless from and against any and all losses, claims, damages, liabilities and expenses incurred by the Agent and resulting from any Claim brought against the Agent and resulting from (i) the bad faith or negligence of the Trust, its officers, employees or agents in the performance of their duties under this Agreement; or (ii) any breach of its obligations under this Agreement or applicable law by the Trust, its officers, employees or agents, or (iii) any untrue statement of a material fact including, without limitation, any such statement or omission made in the Trust's Registration

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Statement or any Fund's Prospectus or SAI, or arising out of or based upon any omission to state a material fact required to be stated in either the Registration Statement or any Prospectus, or necessary to make the statements in any thereof not misleading; PROVIDED, HOWEVER, that the Trust's agreement to indemnify such persons shall not be deemed to cover any losses, claims, demands, liabilities or expenses arising out of any untrue statement or omission made in the Registration Statement or any Prospectus or SAI in reliance upon and in conformity with information furnished to the Trust, or FRIMCo, by Agent specifically for use in the preparation thereof.

               In any case in which the Trust may be asked to indemnify or hold the Agent harmless, the Trust shall be advised of all pertinent facts concerning the situation in question and the Agent shall use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend the Agent against any claim which may be the subject of indemnification hereunder. In the event that the Trust elects to defend against such claim the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Agent. The Agent may retain additional counsel at its expense. Except with the prior written consent of the Trust, the Agent shall not settle or confess any claim or make any compromise in any case in which the Trust will be asked to indemnify the Agent.

               (c) SURVIVAL OF INDEMNITIES. The indemnities granted by the parties in this Section 15 shall survive the termination of this Agreement.

          16. INSURANCE. The Agent shall maintain reasonable insurance coverage against any and all liabilities which may arise in connection with the performance of its duties hereunder. Upon request, Agent shall produce certificates of coverage satisfactory to the Trust demonstrating compliance with this Section 16.

          17. NOTICES. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in the preamble of this Agreement or at such other address as such party may have designated by written notice to the other.

          18. FURTHER ASSURANCES. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          19. TERMINATION. This Agreement may be terminated by either party, without the payment of any penalty, by the Trust at any time upon not more than 60 days' nor less than 30 days' notice, by a vote of a majority of the Board of Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of any Plan of Distribution pursuant to Rule 12b-1 to which this Agreement is related (a "Plan"), this Agreement or any other agreement related to any such Plan (the "Qualified Trustees"), or (as to a particular Fund) by the affirmative vote of the holders of a majority of the outstanding Shares (as defined in the 1940 Act) of the Fund. The Agent may terminate this Agreement upon not more

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than 60 days' nor less than 30 days' notice to the Trust. Notwithstanding anything herein to the contrary, this Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment. Upon termination hereof, the Trust shall therefore limit any compensation paid under this Agreement due the Agent as of the date of such termination. The Trust shall not be responsible for any unaccrued fees as of the date of termination of the Agreement. Upon and following termination the parties shall take such steps as may be necessary or expedient for the parties and the Trust to comply with applicable law.

          20. CHANGES; AMENDMENTS. This Agreement may be changed or amended only by written instrument signed by both parties.

          21. LIMITATION OF LIABILITY. The First Amended and Restated Master Trust Agreement, dated October 13, 1993 (the "Master Trust Agreement"), as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name SSgA Funds means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that any and all obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. No Fund of the Trust shall be liable for the obligations of any other Fund of the Trust. No obligations of the Trust that relate to a particular Fund shall be attributable to or affect any other Fund of the Trust but shall only relate to the particular Fund.

          22. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          23. CONTINUATION. Unless sooner terminated pursuant to Section 19 hereof, this Agreement shall continue in effect with respect to each Fund subsequent to the initial terms specified herein for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust, and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TRUST:                                   AGENT:
  SSgA Funds                             State Street Bank and Trust Company,
                                         through its High Net Worth Services
                                         division

By:/s/ Lynn L. Anderson                  By:/s/ Anne Tangen
   ---------------------------------        --------------------------
   Lynn L. Anderson                         Its: Senior Vice President
   President


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                                  ATTACHMENT A
                                       TO
                         SHAREHOLDER SERVICING AGREEMENT


     Each of the following series of the SSgA Funds shall be considered a "Fund" under Section 1 of the Shareholder Servicing Agreement, dated as of April 10, 2001, by and between SSgA Funds and State Street Bank and Trust Company, through its High Net Worth Services division. Fees payable to Agent with respect to any Fund are set forth in Section 3.


                                                       FEE FROM THE TRUST,
                                                       BASED ON THE
                                                       AVERAGE DAILY VALUE
                                                       OF ALL SHARES OF
                                                       EACH FUND OWNED BY
PORTFOLIO NAME                                         CUSTOMERS:
--------------                                         ----------
Matrix Equity Fund                                     .175 of 1%
Emerging Markets Fund                                  .175 of 1%
International Stock Selection Fund                     .175 of 1%
Growth and Income Fund                                 .175 of 1%
Money Market Fund                                      .175 of 1%
US Government Money Market Fund                        .175 of 1%
Tax Free Money Market Fund                             .175 of 1%
Yield Plus Fund                                        .175 of 1%
Small Cap Fund                                         .175 of 1%
Intermediate Fund                                      .175 of 1%
Special Equity Fund                                    .175 of 1%
International Growth Opportunities Fund                .175 of 1%
High Yield Bond Fund                                   .175 of 1%
Tuckerman Active REIT Fund                             .175 of 1%
Aggressive Equity Fund                                 .175 of 1%
IAM SHARES Fund                                        .175 of 1%
Intermediate Municipal Bond Fund                       .175 of 1%
Life Solutions Balanced Fund                           .13 of 1%
Life Solutions Growth Fund                             .13 of 1%
Life Solutions Income and Growth Fund                  .13 of 1%
S&P 500 Index Fund                                     .05 of 1%*
Bond Market Fund                                       .05 of 1%*


And such other Funds, as may be established from time to time.




--------------
*    After the first $10 million